Exhibit 99.1

     CHIEF FINANCIAL OFFICER RESIGNS FROM GATEWAY FINANCIAL HOLDINGS

    ELIZABETH CITY, N.C., Sept. 30 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), announced today that on September 29, 2005, Mark A. Holmes, Senior Executive Vice President and Chief Financial Officer of Gateway Financial Holdings, announced his resignation from the Company effective November 30, 2005. Mr. Holmes notified the Company's Chairman that he is resigning to accept the position of President and Chief Executive Officer of Select Bank & Trust, Greenville, North Carolina. He had served as Chief Financial Officer of Gateway Bank & Trust Co. (the "Bank"), the Company's subsidiary and its predecessor, since its incorporation.

    The Company's Chairman and CEO D. Ben Berry said, "Mark has been a valued member of our management team and he has our best wishes as he starts this new role."

    Following Mr. Holmes departure, on an interim basis, the functions of the Chief Financial Officer will be assumed by other officers of the Company.

    The Bank is a full-service community bank with a total of eighteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth and Roper, North Carolina, and in Virginia Beach, (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation's web site at www.gatewaybankandtrust.com.

    The Common Stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS.

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             09/30/2005
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO, of Gateway Financial Holdings, Inc., +1-252-334-1511/
    /Web site:  http://www.gatewaybankandtrust.com/